EXHIBIT 21

SUBSIDIARIES OF BALDWIN & LYONS, INC.

NAME	STATE OR JURISDICTION OF ORGANIZATION OR INCORPORATION
Protective Insurance Company	Indiana
Sagamore Insurance Company (1)	Indiana
B&L Insurance, Ltd.	Bermuda
B&L Brokerage Services, Inc.	Indiana
Transportation Specialty Insurance Agency, Inc.	Michigan
Protective Specialty Insurance Company (2)	Indiana
Baldwin and Lyons Capital Markets, LLC	Delaware

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(1)	Wholly-owned subsidiary of Protective Insurance Company

(2)	Wholly-owned subsidiary of Protective Insurance Company